Insider Trading Policy
Exhibit 11.1
Dealings in QIAGEN stock based on non-public material information about the Company are strictly prohibited under US and German Securities laws. These laws are complex and penalties can be severe. In order to protect QIAGEN and its employees from such sanctions, this policy explains the basic rules which apply to potential Insiders (individuals with knowledge of non-public material information) and holders of QIAGEN stock (including stock options and restricted stock units).

1.Who is covered by the policy
QIAGEN N.V. (the “Company”) hereby adopts this policy, which shall apply to all employees of the Company, the members of the Supervisory Board, the Executive Committee and all employees, directors and officers of its subsidiaries (collectively referred to herein as “Members”).

2.The need for a policy statement
This policy has been developed:
•To educate all Members of the Company and its subsidiaries;
•To set forth guidelines for courses of action;
•To protect the Company and its Members against legal liability; and
•To preserve the reputation of the Company and its Members.
As a result of the listing of the Common Stock of the Company on the Frankfurt Stock Exchange and the New York Stock Exchange (NYSE), transactions in the stock are subject to the securities laws of The Netherlands and Germany, in particular the EU Market Abuse Regulation 596/2014 (the “MAR”) and the United States, including, the Securities Act of 1933, the Securities Exchange Act of 1934, the Insider Trading and Securities Fraud Enforcement Act, and the regulations adopted by the United States Securities and Exchange Commission (the “SEC”).
These laws and regulations make it illegal for an individual to buy or sell securities while in the possession of material non-public information also known as “Insider Information.” The BaFin (Federal Financial Supervisory Authority), the SEC and other regulatory authorities take insider trading very seriously and devote significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to the individuals who trade on Insider Information, but also to their “tippers.” The Company and its management may also be liable for violations by Members.
In addition to responding to the statutes and regulations, we are adopting this policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with

Insider Trading Policy
our Company (not just so-called insiders). We have all worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

3.The consequences
The consequences of insider trading violations can be severe:
For individuals who trade while in possession of Insider Information (or tip information to others):
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $5 million; and
•A jail term of up to twenty years.
Needless to say, any of the above consequences, even an investigation by public regulatory authorities that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
For a Company up to 15% of the annual revenue and for any supervisory person that fails to take appropriate steps to prevent illegal trading:
•A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•A criminal penalty of up to $25 million.
Moreover, the Company can be exposed to shareholder lawsuits and significant damages.

4.Our policy
If any Member or any Family Member (as defined below) has material non-public information relating to the Company or its subsidiaries, it is the Company’s policy that neither the Member nor any Family Member may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information.
Bona fide gifts of the Company’s securities, such as gifts to Family Members or donations, are not transactions that are subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the donor is in possession of Insider Information.
Further, transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this policy.

Insider Trading Policy
This policy also applies with equal force to information relating to any other company which is listed on a stock exchange or association, including our customers or suppliers, obtained by an individual during the course of his or her service to or employment by the Company.
Transactions in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Insider Information. Material non-public information or “Insider Information” is any non-public information that a reasonable investor would consider important in a decision to buy, hold or sell stock if he/she had knowledge of such information. In short, Insider Information is any information which could reasonably affect the price of the stock and which has not been publicly disclosed.
Examples. Common examples of information that will frequently be regarded as Insider Information are: financial information before it is announced publicly (e.g. quarterly results); projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; an important financing transaction; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; internal financial information which departs from what the market would expect; and the gain or loss of a major contract. Either positive or negative information may be material. We emphasize that this list is merely illustrative.
After-the-Fact Scrutiny. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.
Transactions by Family Members. These restrictions also apply to (1) immediate family members who reside with you, (2) others living in your household (whether or not related to you), (3) family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they trade in the Company’s securities) and (4) any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts (each person or entity identified in clauses (1) – (4) a “Family Member”). SEC regulations specifically provide that any material non-public information about the Company communicated to any spouse, parent, child or sibling is considered to have been communicated under a duty of trust or confidence; and that any trading in the Company’s securities by such family members while they are aware of such information may, therefore,

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violate insider trading laws and regulations. Company personnel are expected to be responsible for the compliance of all Family Members with this Policy.
Tipping Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, Members must not pass the information on to others. The above penalties apply, whether or not you derive any benefit from another person’s actions. For example, the SEC imposed a $470,000 penalty on a tipper even though he did not profit from his tippee’s trading. Material non-public information is often inadvertently disclosed or overheard in casual, social conversations. Care must be taken to avoid such disclosures.
When Information is Public. As you can appreciate, it is also improper for any employee or any of their Family Members to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s shareholders and the investing public should be afforded time to receive this information and to act upon it, as a general rule, you should not engage in any transactions until the third business day after the information has been released. Thus, if an announcement is made on a Monday, Thursday generally would be the first day on which you should trade. If an announcement is made on a Friday, Wednesday generally would be the first day on which you should trade. However, if the information released is complex, such as a prospective major financing or other transaction, it may be necessary to allow additional time for the information to be absorbed by investors. In such circumstances, you should consult with the Company’s Head of Global Legal Affairs (contact as stated on QIAnet under Legal Resources) regarding a suitable waiting period before trading. Remember, if you are in possession of material non- public information that was not part of the information released, you may not engage in transactions based on that information.
Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you should immediately advise either the Company’s Head of Global Legal Affairs or the Company’s Chief Financial Officer. You should also take steps, where appropriate, to prevent persons under your control from using inside information for trading purposes.
Confidentiality. Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Common Stock of the Company. Members should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community and also includes posting material non-public information on any social media outlet such as LinkedIn, Facebook, Twitter, etc. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline

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comment and refer the inquirer either the Company’s Head of Global Legal Affairs or the Company’s Chief Financial Officer.

5.Additional prohibited transactions
To protect our Members, it is our recommendation to abstain from short-term or speculative transactions involving the securities of the Company. Therefore, all Members and their Family Members should refrain from the following activities with respect to securities of the Company, except in each case in limited circumstances with prior approval of either the Company’s Head of Global Legal Affairs or the Company’s Chief Financial Officer:
•Trading in the Company’s Common Stock on a short-term basis. Any Common Stock of the Company purchased in the open market must be held for a minimum of six months and ideally longer.
•Purchases of the Company’s Common Stock on margin or other loan.
•Short sales of the Company’s Common Stock.
•Buying or selling puts or calls on the Company’s Common Stock or transactions in straddles, collars or other similar risk reduction or hedging devices.
•Transactions in publicly-traded options relating to the Company’s Common Stock (i.e., options that are not granted by the Company).
Management does not direct the Company’s policy of short-term share price interests of investors. For this reason the Company warns all Members about highly speculative transactions with respect to securities of the Company, in the own interest of such Member.

6.Special procedures applying to prospective insiders
As used herein, the term “Prospective Insider” shall mean the following individuals:
•Members of the Supervisory Board;
•Members of the Executive Committee;
•Assistants to members of the Executive Committee; and Holders of QIAGEN Long Term Incentive instruments (as Restricted Stock Units, Performance Stock Units, Stock Options).
While it is never permissible to trade based on Insider Information, we are implementing the following procedure, to help prevent inadvertent violations and avoid even the appearance of an improper transaction which could result, for example, where a Prospective Insider engages in a trade while unaware of a pending major development:
Pre-clearance of all trades. All transactions in the Company’s Securities (acquisitions, dispositions, transfers, etc.) by Members of the Supervisory Board and Members of the

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Executive Committee must be pre-cleared in advance by either the Company’s Head of Global Legal Affairs or the Company’s Chief Financial Officer. They will use his or her reasonable best efforts to provide approval or disapproval within two business days. You must wait until receiving pre-clearance to execute the transaction. Neither the Company nor the Chief Financial Officer or the Head of Global Legal Affairs shall be liable for any delays that may occur due to the pre-clearance process. If the transaction is pre- cleared by either the Company’s Head of Global Legal Affairs or the Company’s Chief Financial Officer, it must be executed by the end of the second business day after receipt of pre-clearance. Notwithstanding receipt of pre-clearance of a transaction, if you become aware of Insider Information about the Company after receiving the pre-clearance but prior to the execution of the transaction, you may not execute the transaction.
Prohibited periods for trading. Prospective Insiders and their Family Members are prohibited from trading in any securities of the Company during the following periods: The periods commencing 7 business days prior to the close of each of the first, second, third and fourth quarters and ending the third business day after the release of the Company’s financial results for each quarter and, in the case of the fourth quarter, financial results for the year end (each a “black-out period”). In addition, the Company may from time to time require all Prospective Insiders, as well as all other employees, and their Family Members to refrain from trading during other specified periods when significant developments or announcements are anticipated. Even during such periods when trading is permitted, no one should trade in the securities of the Company if he or she possesses Insider Information.

7.Exemptions for transactions involving company equity plans
This policy does not apply to the following transactions, except as noted otherwise below:
•Stock Option Exercises. This policy does not apply to any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale of stock for the purpose of generating the cash needed to pay the exercise price and or taxes upon the exercise of an option.
•Restricted Stock Unit Awards and Performance Stock Unit Awards. This policy does not apply to the vesting of restricted stock units or performance stock units where the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. This policy does apply, however, to any market sale of restricted stock or shares received upon vesting of restricted stock units.

8.Exception for trading plans
Notwithstanding the restrictions and prohibitions on trading in the Company securities as set forth in this policy, persons subject to this policy are permitted to effect transactions in Company securities pursuant to approved trading plans established under Rule 10b5-1 under the Securities Exchange Act of 1934 (“Trading Plans”), including transactions during the black-out

Insider Trading Policy
period discussed above. Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of Insider Information. In order to comply with this policy, the Company must pre-approve any such Trading Plan prior to its effectiveness. Once the Trading Plan is adopted, the following waiting periods must be observed prior to the first transaction:
•For members of the Supervisory Board and Senior Management , trading may not begin under a Trading Plan until the later of (i) 90 days following plan adoption or modification and (ii) two business days following the disclosure of the Company’s financial results for the fiscal quarter in which the Trading Plan was adopted, either in a Form 20-F or Form 6-K, provided that the waiting period shall not be longer than 120 days.
•For all other persons, trading may not begin under a Trading Plan until 30 days following plan adoption or modification.
No influence over the amount of securities to be traded, the price at which they are to be traded or the dates of the trades may be exercised. The Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. In general, modification of a Trading Plan is the equivalent of entering into a new Trading Plan and cancelling the old Trading Plan.
It is generally prohibited to have more than one Trading Plan for open market purchases or sales of QIAGEN securities. This prohibition does not apply:
•Where a person transacts directly with the Company, such as participating in employee stock ownership plans which are not executed on the open market; and
•To Trading Plans authorizing an agent to sell only enough securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and settlement of restricted stock units (“sell-to-cover” Rule 10b5-1 plans), provided that the award holder is not permitted to exercise control over the timing of such sales.
In any 12-month period, a person is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction.
A plan will not be treated as a single-trade plan if, for example, it gives the person’s agent discretion over whether to execute the plan as a single transaction, or provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that the plan might result in multiple trades. Also, sell-to-cover Rule 10b5-1 plans are exempt from this limitation.
Company personnel seeking to establish, modify or cancel a Trading Plan should contact the Chief Financial Officer or Head of Global Legal Affairs. All Company personnel seeking to enter

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into a Trading Plan or entering into a Trading Plan must act in good faith with respect to the Trading Plan for the duration of its existence.

9.Application of the Insider Trading Policy to persons who cease to be associated with the Company
The laws against insider trading continue to apply to anyone who has a material, non-public information about the Company. Therefore, even if an individual ceases to be associated with the Company, that person will continue to be prohibited by law from trading any securities of the Company for so long as he or she possesses Insider Information. As a precaution against inadvertent trades – again, to avoid even the appearance of impropriety – it is the Company’s policy that any Prospective Insider; and his or her Family Members who cease to hold such position in the Company after the first 45 days of a fiscal quarter shall be subject to the black-out period for that quarter, i.e. he or she shall be prohibited from trading securities of the Company during the period commencing 7 business days prior to the close of the quarter and ending the third business day after the public release of the Company’s financial results for that quarter (or the fiscal year, in the case of the fourth quarter). Thereafter, assuming the former member of Prospective Insider no longer holds any Insider Information about the Company, he or she is free to trade.

10.Company assistance
Any person who has any questions about specific transactions or this policy in general may obtain additional guidance from the Head of Global Legal Affairs (contact as stated on QIAnet under Legal Resources). Remember, however, the ultimate responsibility for adhering to this policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.